Exhibit 10.1

LEASE

THIS LEASE (the “Lease”), dated as of the 23rd day of July, 2012, is made by and between MATERIAL SCIENCES CORPORATION, a Delaware corporation (“Landlord”), and MAIN STEEL POLISHING COMPANY, INC., a New Jersey corporation (“Tenant”).

ARTICLE 1—LEASE OF PREMISES

Section 1.01. Basic Lease Provisions and Definitions.

(a) Leased Premises: The aggregate of the Initial Leased Premises and the Additional Leased Premises.

(b) Initial Leased Premises (shown outlined on Exhibit A-1 attached hereto): Approximately 168,465 rentable square feet of warehouse space on the first floor of the building commonly known as 2200 East Pratt Boulevard, Elk Grove Village, Illinois and containing 273,681 rentable square feet (the “Building”).

(c) Additional Leased Premises: (shown outlined on Exhibit A-2 attached hereto): Approximately 70,216 rentable square feet of office and warehouse space on the first floor of the Building.

(d) Tenant’s Initial Proportionate Share: 61.56%.

(e) Tenant’s Proportionate Share: 87.21%.

(f) Minimum Annual Rent:

Year 1	$758,092.50; plus $315,972.00 pro rated based on the number of days from and after the Additional Leased Premises Commencement Date until the end of Year 1.
Year 2	$1,095,545.79
Year 3	$1,117,456.71
Year 4	$1,139,805.84
Year 5	$1,162,601.96
Year 6	$1,185,854.00
Year 7	$1,209,571.08
Year 8	$1,233,762.50
Year 9	$1,258,437.75
Year 10	$1,283,606.50
Year 11	$1,309,278.63
Year 12	$1,335,464.20
Year 13	$1,362,173.49
Year 14	$1,389,416.96
Year 15	$1,417,205.30

(g) Monthly Rental Installments:

Months 1 – 12	$63,174.38 prior to Additional Leased Premises Commencement Date (as defined below); or $89,505.38 from and after Additional Leased Premises Commencement Date
Months 13 - 24	$91,295.48
Months 25 - 36	$93,121.39
Months 37 - 48	$94,983.82
Months 49 - 60	$96,883.50
Months 61 - 72	$98,821.17
Months 73 - 84	$100,797.59
Months 85 - 96	$102,813.54
Months 97 - 108	$104,869.81
Months 109 - 120	$106,967.21
Months 121 - 132	$109,106.55
Months 133 - 144	$111,288.68
Months 145 - 156	$113,514.46
Months 157 - 168	$115,785.00
Months 169 - 180	$118,100.44

(h) Commencement Date: July 23, 2012.

(i) Lease Term: An initial term of fifteen (15) years, plus two (2) five (5) year options to extend the Lease Term pursuant to the terms set forth on Exhibit C attached hereto.

(j) Security Deposit: $182,590.96.

(k) Brokers: Colliers International representing Landlord and CBRE representing Tenant.

(l) Permitted Use: General office and fabrication, warehousing and distribution of steel products and related purposes.

(m) Address for notices and payments are as follows:

Landlord Notices / :	Material Sciences Corporation
Rental Payments	Attn.: James Pawlak, Chief Financial Officer
2200 East Pratt Boulevard
Elk Grove Village, Illinois 60007
Telecopy: 847-439-0737

Tenant:	Main Steel Polishing Company, Inc. 2200 East Pratt Boulevard Elk Grove Village, Illinois 60007 Attention: Keith G. Medick Telecopy: (847) 233-7009

With copy to:	Patzik, Frank & Samotny Ltd. 150 South Wacker Drive Chicago, Illinois 60606 Attention: Chadwick I. Buttell, Esq. Telecopy: (312) 551-1101

(n) Guarantor: SHALE-INLAND HOLDINGS, LLC.

EXHIBITS

Exhibit A-1 – Initial Leased Premises

Exhibit A-2 – Additional Leased Premises

Exhibit B – Tenant Improvements

Exhibit C – Renewal Options

Exhibit D – Landlord’s Share of Utilities

Exhibit E – Rules and Regulations

Exhibit F – Guaranty

Exhibit G – Parking Lots

Schedule 1 – Personal Property / Trade Fixtures

Section 1.02. Lease of Premises.

(a) Initial Leased Premises. As of the Commencement Date, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Initial Leased Premises, under the terms and conditions herein, together with a non-exclusive right, in common with others, to use the following (collectively, the “Common Areas”): the areas of the Building and the underlying land and improvements thereto that are designed for use in common by all tenants of the Building and their respective employees, agents, customers, invitees and others. Additionally, the Initial Leased Premises shall include the exclusive right of Tenant and Tenant’s invitees to use seventy five (75) parking spaces (54 spaces in “Lot A” and 21 spaces in “Lot C” as designated on Exhibit G attached hereto).

(b) Additional Leased Premises. As soon as possible, but not later than May 1, 2013 (in either case, the “Additional Leased Premises Commencement Date”), Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, in addition to the Initial Leased Premises and the Common Areas, the Additional Leased Premises, under the terms and conditions herein. Additionally, the Additional Leased Premises shall include the exclusive right of Tenant and Tenant’s invitees to use an additional thirty-five (35) parking spaces (so that Tenant shall have the exclusive use of one hundred (110) parking spaces from the Additional Leased Premises Commencement Date until the expiration or earlier termination of this Lease; comprised of 91 spaces in “Lot B” and 19 spaces in “Lot C” as designated on Exhibit G attached hereto ). Landlord hereby covenants to remove from the Additional Leased Premises the existing process line and mezzanine on or before April 30, 2013. For each day from and after May 1, 2013 that Landlord is unable to deliver the Additional Leased Premises to Tenant, the Abatement Period (defined in Section 3.01(b)) shall be extended an additional day, but only with respect to the pro-rata Minimum Annual Rent and Additional Rent applicable to the portion of the Additional Leased Premises that has not been delivered. The foregoing extension of the Abatement Period shall be Tenant’s sole and exclusive remedy in connection with Landlord’s failure to deliver the Additional Leased Premises hereunder.

(c) Truck and Semi-Trailer Parking. Tenant shall not be permitted to park tractor trucks and semi-trailers anywhere within the Leased Premises or the Common Areas other than the truck loading docks and the truck loading dock driveways as displayed on Exhibit G attached hereto.

(d) Rail and Access Road.

(i) As of the Commencement Date, the Building will be the beneficiary of a non-exclusive easement (the “Easement”) to (A) use the rail and to access and use the rail switch located on the property commonly known as 2300 East Pratt Boulevard, Elk Grove Village, Illinois (the “Neighboring Property”), and (B) access the Leased Premises via the driveway situated between the Building and the Neighboring Property, and located on the Neighboring Property.

(ii) During the Term, Tenant shall have the non-exclusive right to use and access the rail and to utilize the aforementioned drive located on the Neighboring Property.

(iii) Tenant shall pay, as Additional Rent, Tenant’s Proportionate Share of the expenses incurred by Landlord arising from the terms of the Easement.

(e) Office Furniture. Landlord hereby grants Tenant an exclusive license to use any cubicle partitions currently located within the Leased Premises for the duration of the Lease Term.

ARTICLE 2—TERM AND POSSESSION

Section 2.01. Term. The Commencement Date and Lease Term shall be as set forth in Sections 1.01(h) and 1.01(i) above.

Section 2.02. Construction of Tenant Improvements. Tenant shall construct and install all leasehold improvements to the Leased Premises (collectively, the “Tenant Improvements”) in accordance with Exhibit B attached hereto and made a part hereof.

Section 2.03. Surrender of the Premises. Upon the expiration or earlier termination of this Lease, Tenant shall, at its sole cost and expense, immediately (a) surrender the Leased Premises to Landlord in “broom-clean condition” and in good order, condition and repair, (b) remove from the Leased Premises (i) Tenant’s Property (as defined in Section 8.01 below), (ii) all data and communications wiring and cabling (including above ceiling, below raised floors and behind walls) installed by Tenant, and (iii) any alterations required to be removed pursuant to Section 7.02 below, and (c) repair any damage caused by any such removal and restore the Leased Premises to the condition existing upon the Commencement Date, reasonable wear and tear and casualty damage excepted. All of Tenant’s Property that is not removed within ten (10) days following the expiration or earlier termination of this Lease shall be conclusively deemed to have been abandoned and Landlord shall be entitled to dispose of such property at Tenant’s cost without incurring any liability to Tenant. This Section 2.03 shall survive the expiration or any earlier termination of this Lease.

Section 2.04. Holding Over. If Tenant retains possession of the Leased Premises after the expiration or earlier termination of this Lease, Tenant shall be a tenant at sufferance at two hundred percent (200%) of the Monthly Rental Installments and one hundred percent (100%) of Annual Rental Adjustment (as hereinafter defined) for the Leased Premises in effect upon the date of such expiration or earlier termination, and otherwise upon the terms, covenants and conditions herein specified, so far as applicable. Acceptance by Landlord of rent after such expiration or earlier termination shall not result in a renewal of this Lease, nor shall such acceptance create a month-to-month tenancy. In the event a month-to-month tenancy is created by operation of law, either party shall have the right to terminate such month-to-month tenancy upon thirty (30) days’ prior written notice to the other, whether or not said notice is given on the rent paying date. This Section 2.04 shall in no way constitute a consent by Landlord to any holding over by Tenant upon the expiration or earlier termination of this Lease, nor limit Landlord’s remedies in such event.

ARTICLE 3—RENT

Section 3.01.

(a) Base Rent. Tenant shall pay to Landlord the Minimum Annual Rent in the Monthly Rental Installments in advance, without demand, deduction or offset, on the Commencement Date (unless such rent is in abatement under the terms hereof) and on or before the first day of each and every calendar month thereafter during the Lease Term. The Monthly Rental Installments for partial calendar months shall be prorated.

(b) Base Rent Abatement. The Minimum Annual Rent shall abate for the first twelve (12) months of the Lease Term (the “Abatement Period”); provided, however, that upon the occurrence of an Event of Default (i) such abatement shall terminate, and (ii) Tenant shall be obligated to immediately pay to Landlord a sum equal to the aggregate amount of Minimum Annual Rent previously abated hereunder. Additional Rent (as defined below) shall not abate, except as set forth in Article 9 and Article 10.

Section 3.02. Annual Rental Adjustment Definitions.

(a) “Annual Rental Adjustment” shall mean the amount of Tenant’s Proportionate Share of Operating Expenses, Real Estate Taxes and Insurance for a particular calendar year.

(b) “Operating Expenses” shall mean the amount of all of Landlord’s costs and expenses paid or incurred in operating, repairing, replacing and maintaining the Building and the Common Areas (including repairs occasioned by casualty damage, to the extent or insurance deductibles or otherwise not covered by insurance) in good condition and repair for a particular calendar year, including by way of illustration and not limitation, the following: insurance deductibles; water, sewer, electrical and other utility charges other than the separately billed electrical and other charges paid by Tenant as provided in this Lease (or other tenants in the Building); painting; stormwater discharge fees; tools and supplies; repair costs; landscape maintenance costs; access patrols; license, permit and inspection fees; management fees; administrative fees; supplies, costs, wages and related employee benefits payable for the management, maintenance and operation of the Building; maintenance, repair and replacement of the driveways, parking areas, curbs and sidewalk areas (including snow and ice removal), landscaped areas, drainage strips, sewer lines, gutters and lighting; maintenance and repair exterior walls, foundation, structural frame and roof; maintenance and repair costs, dues, fees and assessments incurred under any covenants or charged by any owners association; and expenses incurred by Landlord arising from the terms of the Easement. The cost (including interest payments) of any Operating Expenses that are capital in nature shall be amortized over the useful life of the improvement (as reasonably determined by Landlord), and only the amortized portion each year shall be included in annual Operating Expenses.

Notwithstanding anything contained herein to the contrary, the following items are specifically excluded from Operating Expenses: (1) depreciation; (2) interest on and amortization of mortgages and any recording or mortgage tax or expense in connection therewith; (3) leasehold improvements (including painting) made for tenants of the Building or made in order to prepare for occupancy by a new tenant; (4) brokerage commissions; (5) financing costs; (6) the cost of repairs or restoration necessitated by fire or other casualty or any condemnation; (7) Real Estate Taxes; (8) franchise taxes and income taxes of Landlord; (9) the cost of any items from which Landlord is reimbursed by insurance, by other tenants of the Building (except pursuant to similar provisions for the payment of a proportionate share of Operating Expenses), by warranty or otherwise compensated; (10) the cost of any work or service performed for or made available to any tenant of the Building (other than Tenant) to a greater extent or in a more favorable manner than that furnished generally, without additional expense, to the tenants and other occupants (including Tenant); (11) rent under any ground, overriding and/or underlying leases; (12) the cost of any electric current furnished to the Premises or any areas of the Building occupied by tenants for purposes other than operation of Building equipment or machinery or the lighting of toilets, shaftways or Building machinery or fan rooms; (13) compensation paid in respect of officers and executives of Landlord above the level of building manager; (14) any cost stated in Operating Expenses representing an amount paid to a Landlord-related corporation or entity which is in excess of the amount which would be paid in absence of such relationship; (15) advertising and promotional expenses of the Building and any artwork or similar decoration in common areas; (16) the cost of installing, operating and maintaining any specialty such as (but not limited to) an observatory, broadcasting facilities, luncheon club, athletic or recreational club, theater, rehearsal hall, art gallery or garage; (17) managing agents’ fees or commissions in excess of the rates then customarily charged for building management for buildings of like class and character, and auditing fees, other than auditing fees in connection with the preparation of statements required pursuant to Additional Rent or lease escalation provisions; (18) the cost of correcting defects in the construction of the Building or in the Building equipment, except that conditions (not occasioned by construction or equipment defects) resulting from ordinary wear and tear shall not be deemed defects for the purpose of this category; (19) cost of any repair made by Landlord to remedy damage caused by, or resulting from, the negligence or willful act or omissions of Landlord, its agents, servants, contractors or employees; (20) any insurance premium to the extent that Landlord is entitled to be reimbursed therefore by Tenant pursuant to this Lease or by another occupant of the Building pursuant to its lease; (21) the cost of any additions to the Building; (22) subject to this subsection (b), the cost of any alterations, additions, changes, replacements, improvements and repairs and other items which, under generally accepted accounting and auditing principles consistently applied as pertaining to the real estate industry, are properly classified as capital expenditures; (23) legal and other professional fees and expenses incurred in preparing, negotiating and executing leases, amendments, terminations and extensions or in resolving any disputes with tenants and other occupants or enforcing lease obligations, including, without limitation, court costs; (24) expenses incurred by Landlord in connection with the transfer or disposition of the Land or Building or any ground, underlying or overriding lease, including, without limitation, transfer, deed and gains taxes; (25) costs incurred to correct any misrepresentation by Landlord to Tenant or in connection with any fines or penalties; and (26) the cost of the replacement of exterior walls, foundation, structural frame and roof.

Additionally, there shall be deducted from Operating Expenses all amounts received by Landlord through proceeds of insurance or condemnation awards to the extent they are compensation for, or reimbursement of, sums previously included in Operating Expenses hereunder.

(c) “Tenant’s Proportionate Share of Operating Expenses, Real Estate Taxes and Insurance Premiums” shall mean an amount equal to (i) from the Commencement Date until the 11:59 p.m. of the day immediately preceding the Additional Leased Premises Commencement Date, the product of Tenant’s Initial Proportionate Share times the aggregate of the Operating Expenses, Real Estate Taxes and Insurance Premiums, or (ii) from the Additional Leased Premises Commencement Date until the expiration or earlier termination of this Lease, the product of Tenant’s Proportionate Share times the aggregate of the Operating Expenses, Real Estate Taxes and Insurance Premiums.

(d) “Real Estate Taxes” shall mean any form of real estate tax or assessment or service payments in lieu thereof, and any license fee, commercial rental tax, improvement bond or other similar charge or tax (other than inheritance, personal income or estate taxes) imposed upon the Building or Common Areas, or against Landlord’s business of leasing the Building, by any authority having the power to so charge or tax, together with costs and expenses of contesting the validity or amount of the Real Estate Taxes. Real Estate Taxes for a calendar year shall mean Real Estate Taxes that accrued during such calendar year, regardless of when such Real Estate Taxes are payable.

(e) “Insurance Premiums” shall mean insurance premiums for insurance coverage on the Building or Common Areas and shall include all fire and extended coverage insurance on the Building and all liability insurance coverage on the Common Areas of the Building, and the grounds, sidewalks, driveways and parking areas related thereto, together with such other insurance coverages, including, but not limited to, rent interruption insurance (not to exceed eighteen (18) months), as are from time to time obtained by Landlord.

Section 3.03. Payment of Additional Rent.

(a) Any amount required to be paid by Tenant hereunder (other than Minimum Annual Rent) and any charges or expenses incurred by Landlord on behalf of Tenant under the terms of this Lease shall be considered “Additional Rent” payable in the same manner and upon the same terms and conditions as the Minimum Annual Rent reserved hereunder, except as set forth herein to the contrary. Any failure on the part of Tenant to pay such Additional Rent when and as the same shall become due shall entitle Landlord to the remedies available to it for non-payment of Minimum Annual Rent. Additional Rent due hereunder shall not abate except as set forth in Article 9 and Article 10.

(b) In addition to the Minimum Annual Rent specified in this Lease, commencing as of the Commencement Date, Tenant shall pay to Landlord as Additional Rent for the Leased Premises, in each calendar year or partial calendar year during the Lease Term, an amount equal to the Annual Rental Adjustment for such calendar year. Landlord shall estimate the Annual Rental Adjustment annually, and written notice thereof shall be given to Tenant prior to the beginning of each calendar year. Tenant shall pay to Landlord each month, at the same time the Monthly Rental Installment is due, an amount equal to one-twelfth (1/12) of the estimated Annual Rental Adjustment. If Operating Expenses, Real Estate Taxes or Insurance increase during a calendar year, Landlord may increase the estimated Annual Rental Adjustment during such year by giving Tenant written notice to that effect, and thereafter Tenant shall pay to Landlord, in each of the remaining months of such year, an amount equal to the amount of such increase in the estimated Annual Rental Adjustment divided by the number of months remaining in such year. Within a reasonable time after the end of each calendar year, Landlord shall prepare and deliver to Tenant a statement (each, a “Reconciliation Statement”) showing the actual Annual Rental Adjustment. Within thirty (30) days after receipt of the aforementioned statement, Tenant shall pay to Landlord, or Landlord shall credit against the next rent payment or payments due from Tenant, as the case may be, the difference between the actual Annual Rental Adjustment for the preceding calendar year and the estimated amount paid by Tenant during such year. Upon Tenant’s written demand made within thirty (30) days after Tenant’s receipt of a Reconciliation Statement, Landlord shall deliver or make available to Tenant the documentation used by Landlord to prepare such Reconciliation Statement and Tenant shall have the right to engage, at Tenant’s expense, an independent third party to audit such documentation. Tenant shall pay to Landlord, or Landlord shall credit against the next rent payment or payments due from Tenant, as the case may be, the difference between the actual Annual Rental Adjustment for the preceding calendar year, as determined by the independent third party audit, and the estimated amount paid by Tenant during such year. If the independent third party audit determines that the estimated Annual Rental Adjustment paid by Tenant during the preceding year is more than three percent (3%) greater than the actual Annual Rental Adjustment for such year, then Landlord shall immediately reimburse Tenant for the cost of such independent third party audit. This Section 3.03 shall survive the expiration or any earlier termination of this Lease.

Section 3.04. Late Charges. Tenant acknowledges that Landlord shall incur certain additional unanticipated administrative and legal costs and expenses if Tenant fails to pay timely any payment required hereunder within five (5) days of being due. Landlord may, at Landlord’s option and to the extent allowed by applicable law, impose a late charge on any payments which are not received by Landlord on or before the due date, in an amount equal to five percent (5%) of the amount of the past due payment (the “Late Charge”). A Late Charge may be imposed only once on each past due payment. Any Late Charge will be in addition to Landlord’s other remedies for nonpayment of rent. In addition to the other remedies available to Landlord hereunder, if any payment required to be paid by Tenant to Landlord hereunder shall become overdue by more than five (5) days, such unpaid amount shall bear interest from the due date thereof to the date of payment at the prime rate of interest, as reported in the Wall Street Journal (the “Prime Rate”) plus seven percent (7%) per annum.

ARTICLE 4—SECURITY DEPOSIT

Upon execution and delivery of this Lease by Tenant, Tenant shall deposit the Security Deposit with Landlord as security for the performance by Tenant of all of Tenant’s obligations contained in this Lease. In the event of a default by Tenant, Landlord may apply all or any part of the Security Deposit to cure all or any part of such default; provided, however, that any such application by Landlord shall not be or be deemed to be an election of remedies by Landlord or considered or deemed to be liquidated damages. Tenant agrees promptly, upon demand, to deposit such additional sum with Landlord as may be required to maintain the full amount of the Security Deposit. All sums held by Landlord pursuant to this Article 4 shall be without interest and may be commingled by Landlord. At the end of the Lease Term, provided that there is then no uncured default or any repairs required to be made by Tenant pursuant to Section 2.03 above or Section 7.02 below, Landlord shall return the Security Deposit to Tenant less any amounts due to cure any defaults or for any repairs required to be made by Tenant.

ARTICLE 5—OCCUPANCY AND USE

Section 5.01. Use. Tenant shall use the Leased Premises for the Permitted Use and for no other purpose without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed.

Section 5.02. Covenants of Tenant Regarding Use.

(a) Tenant shall (i) use and maintain the Leased Premises and conduct its business thereon in a safe, careful, reputable and lawful manner, (ii) comply with all covenants that encumber the Building and all laws, rules, regulations, orders, ordinances, directions and requirements of any governmental authority or agency, now in force or which may hereafter be in force, including, without limitation, those which shall impose upon Landlord or Tenant any duty with respect to or triggered by a change in the use or occupation of, or any improvement or alteration to, the Leased Premises, and (iii) comply with and obey all reasonable directions, rules and regulations of Landlord, including the Building Rules and Regulations attached hereto as Exhibit E and made a part hereof, as may be modified from time to time by Landlord on reasonable written notice to Tenant.

(b) Tenant shall not do or permit anything to be done in or about the Leased Premises that will in any way cause a nuisance, obstruct or interfere with the rights of other tenants or occupants of the Building or injure or annoy them. Landlord shall not be responsible to Tenant for the non-performance by any other tenant or occupant of the Building of any of Landlord’s directions, rules and regulations, but agrees that any enforcement thereof shall be done uniformly. Tenant shall not use the Leased Premises, nor allow the Leased Premises to be used, for any purpose or in any manner that would (i) invalidate any policy of insurance now or hereafter carried by Landlord on the Building, or (ii) increase the rate of premiums payable on any such insurance policy unless Tenant reimburses Landlord for any increase in premium charged.

Section 5.03. Landlord’s Rights Regarding Use. Without limiting any of Landlord’s rights specified elsewhere in this Lease (a) Landlord shall have the right at any time, without notice to Tenant, to control, change or otherwise alter the Common Areas in such manner as it deems necessary or proper, provided that the same does not unreasonably restrict Tenant’s use and enjoyment of the Leased Premises and (b) Landlord, its agents, employees and contractors and any mortgagee of the Building shall have the right to enter any part of the Leased Premises at reasonable times upon reasonable advance notice (except in the event of an emergency where no notice shall be required) for the purposes of examining or inspecting the same (including, without limitation, testing to confirm Tenant’s compliance with this Lease), showing the same to prospective purchasers, mortgagees or tenants, and making such repairs, alterations or improvements to the Leased Premises or the Building as Landlord may deem necessary or desirable. Landlord shall incur no liability to Tenant for such entry, nor shall such entry constitute an eviction of Tenant or a termination of this Lease, or entitle Tenant to any abatement of rent therefor, however, Landlord shall use reasonable efforts not to disrupt or interfere with Tenant’s business.

Section 5.04. Use of Loading Bay by Other Tenants. Tenant shall, at reasonable times and upon reasonable prior notice, allow PRECOAT METALS CORP. (“Precoat”) to enter the Leased Premises solely for the purpose of removing its equipment from the Leased Premises and the Building. Landlord shall incur no liability to Tenant for such entry by Precoat, nor shall such entry constitute an eviction of Tenant or a termination of this Lease, or entitle Tenant to any abatement of rent.

ARTICLE 6—UTILITIES

If Landlord so chooses, in its sole discretion, to install separately metered utility feeds to the Leased Premises or any part thereof, Tenant shall thereupon obtain in its own name and pay directly to the appropriate supplier the cost of all such separately metered utilities serving the Leased Premises. However, until such time that a utility becomes separately metered, Tenant shall pay to Landlord as Additional Rent:

(a) with respect to electricity and natural gas, during each calendar month for the duration of the Lease Term, the amount by which the usage of such utility exceeds the historical average usage set forth on Exhibit D attached hereto, multiplied by the then applicable usage rate imposed by the utility provider ($/KwH or $/Decatherm); and

(b) with respect to water, during each calendar month for the duration of the Lease Term, the amount by which the cost of such utility exceeds the historical average cost set forth on Exhibit D attached hereto; and

(c) with respect to electricity and natural gas, during each calendar month from and after the Additional Leased Premises Commencement Date, fifty percent (50%) of an amount equal to the historical average usage set forth on Exhibit D attached hereto multiplied by the then applicable usage rate imposed by the utility provider ($/KwH or $/Decatherm); and

(d) with respect to water, during each calendar month from and after the Additional Leased Premises Commencement Date, Tenant’s Proportionate Share of the historical average cost set forth on Exhibit D attached hereto.

Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility or other Building service and no such failure or interruption shall entitle Tenant to terminate this Lease or withhold sums due hereunder.

ARTICLE 7—REPAIRS, MAINTENANCE AND ALTERATIONS

Section 7.01. Landlord’s Responsibility. During the term of this Lease, Landlord shall maintain in good condition and repair, and replace as necessary, the electrical systems, heating and air conditioning systems, sprinkler and plumbing systems, roof, floor slab, exterior walls, foundation and structural frame of the Building and the parking and landscaped areas, the costs of which shall be included in Operating Expenses, except with respect to the replacement of the roof, exterior walls, foundation and structural frame of the Building, which replacement costs shall be at Landlord’s sole cost and expense; provided, however, that to the extent any of the foregoing items require repair or replacement because of the negligence, misuse, or default of Tenant, its employees, agents, customers or invitees, Landlord shall make such repairs solely at Tenant’s expense. Landlord agrees to undertake all necessary repairs and replacements as required hereunder with commercially reasonable diligence.

Section 7.02. Alterations. Except for non-structural alterations and alterations that do not affect building HVAC, plumbing or other systems all of which not to exceed $25,000.00 per calendar year, Tenant shall not permit alterations in or to the Leased Premises unless and until Landlord has approved the plans therefor in writing. As a condition of such approval, Landlord may require Tenant to remove the alterations and restore the Leased Premises upon termination of this Lease; otherwise, all such alterations shall at Landlord’s option become a part of the realty and the property of Landlord, and shall not be removed by Tenant. Tenant shall ensure that all alterations shall be made in accordance with all applicable laws, regulations and building codes, in a good and workmanlike manner and of quality equal to or better than the original construction of the Building. No person shall be entitled to any lien derived through or under Tenant for any labor or material furnished to the Leased Premises, and nothing in this Lease shall be construed to constitute Landlord’s consent to the creation of any lien. If any lien is filed against the Leased Premises for work claimed to have been done for or material claimed to have been furnished to Tenant, Tenant shall cause such lien to be discharged of record within thirty (30) days after filing. Tenant shall indemnify Landlord from all costs, losses, expenses and attorneys’ fees in connection with any construction or alteration and any related lien.

Section 7.03. Crane Repair. Landlord covenants to repair, at its sole cost and expense, all cranes that are located within the Leased Premises as of the Commencement Date pursuant to that certain report prepared by KoneCranes dated as of June 19, 2012, Service Inspection ID 120606-0191. Landlord shall execute or cause to execute such repairs with reasonable diligence. Landlord and Landlord’s agents and contractors shall have the right to access the Leased Premises for the purpose of performing such repairs.

ARTICLE 8—INDEMNITY AND INSURANCE

Section 8.01. Release. All of Tenant’s trade fixtures, merchandise, inventory and all other personal property in or about the Leased Premises, the Building or the Common Areas, including without limitation those items set forth on Schedule 1 attached hereto and incorporated herein, which is deemed to include the trade fixtures, merchandise, inventory and personal property of others located in or about the Leased Premises or Common Areas at the invitation, direction or acquiescence (express or implied) of Tenant (all of which property shall be referred to herein, collectively, as “Tenant’s Property”), shall be and remain at Tenant’s sole risk. Landlord shall not be liable to Tenant or to any other person for, and Tenant hereby releases Landlord from (a) any and all liability for theft or damage to Tenant’s Property, and (b) any and all liability for any injury to Tenant or its employees, agents, contractors, guests and invitees in or about the Leased Premises, the Building or the Common Areas, except to the extent of personal injury (but not property loss or damage) caused directly by the negligence or willful misconduct of Landlord, its agents, employees or contractors. Nothing contained in this Section 8.01 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.01, the provisions of Section 8.06 shall prevail. This Section 8.01 shall survive the expiration or earlier termination of this Lease.

Section 8.02. Indemnification by Tenant. Tenant shall protect, defend, indemnify and hold Landlord, its agents, employees and contractors harmless from and against any and all claims, damages, demands, penalties, costs, liabilities, losses, and expenses (including reasonable attorneys’ fees and expenses at the trial and appellate levels) to the extent (a) arising out of or relating to any act, omission, negligence, or willful misconduct of Tenant or Tenant’s agents, employees, contractors, customers or invitees in or about the Leased Premises, the Building or the Common Areas, (b) arising out of or relating to any of Tenant’s Property, or (c) arising out of any other act or occurrence within the Leased Premises, in all such cases except to the extent of personal injury (but not property loss or damage) caused directly by the negligence or willful misconduct of Landlord, its agents, employees or contractors. Nothing contained in this Section 8.02 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.02, the provisions of Section 8.06 shall prevail. This Section 8.02 shall survive the expiration or earlier termination of this Lease.

Section 8.03. Indemnification by Landlord. Landlord shall protect, defend, indemnify and hold Tenant, its agents, employees and contractors harmless from and against any and all claims, damages, demands, penalties, costs, liabilities, losses and expenses (including reasonable attorneys’ fees and expenses at the trial and appellate levels) to the extent arising out of or relating to any act, omission, negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors. Nothing contained in this Section 8.03 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.03, the provisions of Section 8.06 shall prevail. This Section 8.03 shall survive the expiration or earlier termination of this Lease.

Section 8.04. Tenant’s Insurance.

(a) During the Lease Term (and any period of early entry or occupancy or holding over by Tenant, if applicable), Tenant shall maintain the following types of insurance, in the amounts specified below:

(i) Liability Insurance. Commercial General Liability Insurance (which insurance shall not exclude blanket contractual liability, broad form property damage, personal injury, or fire damage coverage) covering the Leased Premises and Tenant’s use thereof against claims for bodily injury or death and property damage, which insurance shall provide coverage on an occurrence basis with a per occurrence limit of not less than $2,000,000, and with general aggregate limits of not less than $5,000,000 for each policy year, which limits may be satisfied by any combination of primary and excess or umbrella per occurrence policies.

(ii) Property Insurance. Special Form Insurance (which insurance shall not exclude flood or earthquake) in the amount of the full replacement cost of Tenant’s Property and betterments (including alterations or additions performed by Tenant pursuant hereto, but excluding those improvements, if any, made pursuant to Section 2.02 above), which insurance shall include an agreed amount endorsement waiving coinsurance limitations.

(iii) Worker’s Compensation Insurance. Worker’s Compensation insurance in amounts required by applicable law.

(iv) Business Interruption Insurance. Business Interruption Insurance with limits not less than an amount equal to eighteen (18) months rent hereunder.

(b) All insurance required by Tenant hereunder shall (i) be issued by one or more insurance companies reasonably acceptable to Landlord, licensed to do business in the State in which the Leased Premises is located and having an AM Best’s rating of A IX or better, and (ii) provide that said insurance shall not be materially changed, canceled or permitted to lapse on less than thirty (30) days’ prior written notice to Landlord. In addition, Tenant’s insurance shall protect Tenant and Landlord as their interests may appear, naming Landlord, Landlord’s managing agent, and any mortgagee requested by Landlord, as additional insureds under its commercial general liability policies. On or before the Commencement Date (or the date of any earlier entry or occupancy by Tenant), and thereafter, within thirty (30) days prior to the expiration of each such policy, Tenant shall furnish Landlord with certificates of insurance in the form of ACORD 25 or ACORD 25-S (or other evidence of insurance reasonably acceptable to Landlord), evidencing all required coverages, together with a copy of the endorsement(s) to Tenant’s commercial general liability policy evidencing primary and non-contributory coverage afforded to the appropriate additional insureds. Upon Tenant’s receipt of a request from Landlord, Tenant shall provide Landlord with copies of all insurance policies, including all endorsements, evidencing the coverages required hereunder. If Tenant fails to carry such insurance and furnish Landlord with such certificates of insurance or copies of insurance policies (if applicable), Landlord may obtain such insurance on Tenant’s behalf and Tenant shall reimburse Landlord upon demand for the cost thereof as Additional Rent.

Section 8.05. Landlord’s Insurance. During the Lease Term, Landlord shall maintain the following types of insurance, in the amounts specified below (the cost of which shall be included in Operating Expenses):

(a) Liability Insurance. Commercial General Liability Insurance (which insurance shall not exclude blanket, contractual liability, broad form property damage, personal injury, or fire damage coverage) covering the Common Areas against claims for bodily injury or death and property damage, which insurance shall provide coverage on an occurrence basis with a per occurrence limit of not less than $1,000,000, and with general aggregate limits of not less than $5,000,000 for each policy year, which limits may be satisfied by any combination of primary and excess or umbrella per occurrence policies.

(b) Property Insurance. Special Form Insurance (which insurance shall not exclude flood or earthquake) in the amount of the full replacement cost of the Building, including, without limitation, any improvements, if any, made pursuant to Section 2.02 above, but excluding Tenant’s Property and any other items required to be insured by Tenant pursuant to Section 8.04 above.

Section 8.06. Waiver of Subrogation. Notwithstanding anything contained in this Lease to the contrary, Landlord and Tenant hereby waive any rights each may have against the other on account of any loss of or damage to their respective property, the Leased Premises, its contents, or other portions of the Building or Common Areas arising from any risk which is required to be insured against by Sections 8.04(a)(ii) and 8.05(b) above. The special form coverage insurance policies maintained by Landlord and Tenant as provided in this Lease shall include an endorsement containing an express waiver of any rights of subrogation by the insurance company against Landlord and Tenant, as applicable.

ARTICLE 9—CASUALTY

In the event of total or partial destruction of the Building or the Leased Premises by fire or other casualty, Landlord agrees promptly to restore and repair same; provided, however, Landlord’s obligation hereunder with respect to the Leased Premises shall be limited to the reconstruction of such of the leasehold improvements as were originally required to be made by Landlord pursuant to Section 2.02 above, if any, and further provided that Landlord shall have no obligation to restore or repair the Leased Premises in the event of total or partial destruction during the last two (2) years of the Term. Rent shall proportionately abate during the time that the Leased Premises or part thereof are unusable because of any such damage. Notwithstanding the foregoing, if the Leased Premises are (a) so destroyed that they cannot be repaired or rebuilt within two hundred ten (210) days from the casualty date; or (b) destroyed by a casualty that is not covered by the insurance required hereunder or, if covered, such insurance proceeds are not released by any mortgagee entitled thereto or are insufficient to rebuild the Building and the Leased Premises; then, in case of a clause (a) casualty, either Landlord or Tenant may, or, in the case of a clause (b) casualty, then Landlord may, upon thirty (30) days’ written notice to the other party, terminate this Lease with respect to matters thereafter accruing. Tenant waives any right under applicable laws inconsistent with the terms of this paragraph.

ARTICLE 10—EMINENT DOMAIN

If all or any substantial part of the Building or Common Areas shall be acquired by the exercise of eminent domain, Landlord may terminate this Lease by giving written notice to Tenant on or before the date possession thereof is so taken. If all or any part of the Leased Premises shall be acquired by the exercise of eminent domain so that the Leased Premises shall become impractical for Tenant to use for the Permitted Use, Tenant may terminate this Lease by giving written notice to Landlord as of the date possession thereof is so taken. All damages awarded shall belong to Landlord; provided, however, that Tenant may claim dislocation damages if such amount is not subtracted from Landlord’s award.

ARTICLE 11—ASSIGNMENT AND SUBLEASE

Section 11.01. Assignment and Sublease.

(a) Subject to Section 11.02, Tenant shall not assign this Lease or sublet the Leased Premises in whole or in part without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed. In the event of any permitted assignment or subletting, Tenant and Guarantor shall remain primarily liable hereunder (unless the assignee and / or a substitute guarantor procured by such assignee or Tenant is a “Qualified Assignee,” as such term is defined in Section 11.02). The acceptance of rent from any other person shall not be deemed to be a waiver of any of the provisions of this Lease or to be a consent to the assignment of this Lease or the subletting of the Leased Premises. Any assignment or sublease consented to by Landlord shall not relieve Tenant (or its assignee) from obtaining Landlord’s consent to any subsequent assignment or sublease.

(b) By way of example and not limitation, Landlord shall be deemed to have reasonably withheld consent to a proposed assignment or sublease if in Landlord’s opinion (i) the Leased Premises are or may be in any way materially and adversely affected; (ii) the business reputation of the proposed assignee or subtenant is unacceptable; or (iii) the financial worth of the proposed assignee or subtenant is insufficient to meet the obligations hereunder. If Landlord refuses to give its consent to any proposed assignment or subletting, Landlord may, at its option, within thirty (30) days after receiving a request to consent, terminate this Lease by giving Tenant thirty (30) days’ prior written notice of such termination, whereupon each party shall be released from all further obligations and liability hereunder, except those which expressly survive the termination of this Lease.

(c) If Tenant shall make any assignment or sublease, with Landlord’s consent, for a rental in excess of the rent payable under this Lease, Tenant shall pay to Landlord fifty percent (50%) of any such excess rental upon receipt. Tenant agrees to pay Landlord $500.00 upon demand by Landlord for reasonable accounting and attorneys’ fees incurred in conjunction with the processing and documentation of any requested assignment, subletting or any other hypothecation of this Lease or Tenant’s interest in and to the Leased Premises as consideration for Landlord’s consent.

Section 11.02. Permitted Transfer. Notwithstanding anything to the contrary contained in Section 11.01 above, Tenant shall have the right, without Landlord’s consent, but upon ten (10) days’ prior notice to Landlord, to (a) sublet all or part of the Leased Premises to any related entity that controls Tenant, is controlled by Tenant or is under common control with Tenant; (b) assign all or any part of this Lease to Guarantor or any related entity which controls Tenant, is controlled by Tenant, or is under common control with Tenant, or to a successor entity into which or with which Tenant is merged or consolidated or which acquires substantially all of Tenant’s assets or property; (c) effectuate any public offering of Tenant’s stock on the New York Stock Exchange or in the NASDAQ over the counter market, provided that in the event of a transfer pursuant to clause (b), the tangible net worth after any such transaction is not less than the tangible net worth of Tenant as of the date hereof and provided further that such successor entity assumes all of the obligations and liabilities of Tenant; or (d) assign all or any part of this Lease to any entity, provided such entity and/or a substitute guarantor have, in the aggregate, a demonstrable tangible net worth (evidenced by reasonably recent audited financial statements) of at least Seventy-Five Million and No/100 Dollars ($75,000,000.00)(any assignee under this sub-paragraph (d), a “Qualified Assignee”). For the purpose of this Article 11 (i) “control” shall mean ownership of not less than fifty percent (50%) of all voting stock or legal and equitable interest in such corporation or entity, and (ii) “tangible net worth” shall mean the excess of the value of tangible assets (i.e. assets excluding those which are intangible such as goodwill, patents and trademarks) over liabilities. Except as otherwise provided in Section 11.01(a) above, any such transfer shall not relieve Tenant of its obligations under this Lease. Nothing in this paragraph is intended to nor shall permit Tenant to transfer its interest under this Lease as part of a fraud or subterfuge to intentionally avoid its obligations under this Lease (for example, transferring its interest to a shell corporation that subsequently files a bankruptcy), and any such transfer shall constitute a Default hereunder. Any change in control of Tenant resulting from a merger, consolidation, or a transfer of partnership or membership interests, a stock transfer, or any sale of substantially all of the assets of Tenant that do not meet the requirements of this Section 11.02 shall be deemed an assignment or transfer that requires Landlord’s prior written consent pursuant to Section 11.01 above.

ARTICLE 12—TRANSFERS BY LANDLORD

Section 12.01. Sale of the Building. Landlord shall have the right to sell the Building at any time during the Lease Term, subject only to the rights of Tenant hereunder; and such sale shall operate to release Landlord from liability hereunder for obligations of Landlord accruing from and after the date of such conveyance.

Section 12.02. Estoppel Certificate. Within ten (10) days following receipt of a written request from Landlord, Tenant shall execute and deliver to Landlord, without cost to Landlord, an estoppel certificate in such form as Landlord may reasonably request certifying (a) that this Lease is in full force and effect and unmodified or stating the nature of any modification, (b) the date to which rent has been paid, (c) that there are not, to Tenant’s knowledge, any uncured defaults or specifying such defaults if any are claimed, and (d) any other matters or state of facts reasonably required respecting the Lease. Such estoppel may be relied upon by Landlord and by any purchaser or mortgagee of the Building.

Section 12.03. Subordination. Landlord shall have the right to subordinate this Lease to any mortgage, deed to secure debt, deed of trust or other instrument in the nature thereof, and any amendments or modifications thereto (collectively, a “Mortgage”) presently existing or hereafter encumbering the Building by so declaring in such Mortgage. Within ten (10) days following receipt of a written request from Landlord, Tenant shall execute and deliver to Landlord, without cost, any instrument that Landlord deems reasonably necessary or desirable to confirm the subordination of this Lease. Notwithstanding the foregoing, if the holder of the Mortgage shall take title to the Leased Premises through foreclosure or deed in lieu of foreclosure, Tenant shall be allowed to continue in possession of the Leased Premises as provided for in this Lease so long as Tenant is not in Default. Upon written request from Tenant, Landlord agrees to use reasonable efforts to obtain from the holder of a Mortgage a subordination, attornment and non-disturbance agreement in such holder’s standard form and to facilitate the execution thereof by Tenant and such holder, all at no cost to Landlord.

ARTICLE 13—DEFAULT AND REMEDY

Section 13.01. Default. The occurrence of any of the following shall be a “Default”:

(a) Tenant fails to pay any Monthly Rental Installments or Additional Rent within five (5) days after the same is due.

(b) Tenant fails to perform or observe any other term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Landlord; provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required to cure, then such default shall be deemed to have been cured if Tenant commences such performance within said thirty (30) day period and thereafter diligently completes the required action within a reasonable time.

(c) Intentionally Omitted.

(d) Tenant shall assign or sublet all or a portion of the Leased Premises in contravention of the provisions of Article 11 of this Lease.

(e) All or substantially all of Tenant’s assets in the Leased Premises or Tenant’s interest in this Lease are attached or levied under execution (and Tenant does not discharge the same within sixty (60) days thereafter); a petition in bankruptcy, insolvency or for reorganization or arrangement is filed by or against Tenant (and Tenant fails to secure a stay or discharge thereof within sixty (60) days thereafter); Tenant is insolvent and unable to pay its debts as they become due; Tenant makes a general assignment for the benefit of creditors; Tenant takes the benefit of any insolvency action or law; the appointment of a receiver or trustee in bankruptcy for Tenant or its assets if such receivership has not been vacated or set aside within thirty (30) days thereafter; or, dissolution or other termination of Tenant’s corporate charter if Tenant is a corporation.

In addition to the defaults described above, the parties agree that if Tenant receives written notice of a violation of the performance of any (but not necessarily the same) term or condition of this Lease two (2) or more times during any twelve (12) month period, regardless of whether such violations are ultimately cured, then such conduct shall, at Landlord’s option, represent a separate Default.

Section 13.02. Remedies. Upon the occurrence of any Default, Landlord shall have the following rights and remedies, in addition to those stated elsewhere in this Lease and those allowed by law or in equity, any one or more of which may be exercised without further notice to Tenant:

(a) Landlord may re-enter the Leased Premises and cure any Default of Tenant, and Tenant shall reimburse Landlord as Additional Rent for any costs and expenses which Landlord thereby incurs; and Landlord shall not be liable to Tenant for any loss or damage which Tenant may sustain by reason of Landlord’s action.

(b) Without terminating this Lease, Landlord may terminate Tenant’s right to possession of the Leased Premises, and thereafter, neither Tenant nor any person claiming under or through Tenant shall be entitled to possession of the Leased Premises, and Tenant shall immediately surrender the Leased Premises to Landlord, and Landlord may re-enter the Leased Premises and dispossess Tenant and any other occupants of the Leased Premises by any lawful means and may remove their effects, without prejudice to any other remedy that Landlord may have. Upon termination of possession, Landlord may (i) re-let all or any part thereof for a term different from that which would otherwise have constituted the balance of the Lease Term and for rent and on terms and conditions different from those contained herein, whereupon Tenant shall be immediately obligated to pay to Landlord an amount equal to the present value (discounted at the Prime Rate) of the difference between the rent provided for herein and that provided for in any lease covering a subsequent re-letting of the Leased Premises, for the period which would otherwise have constituted the balance of the Lease Term (the “Accelerated Rent Difference”), or (ii) without re-letting, declare the present value (discounted at the Prime Rate) of all rent which would have been due under this Lease for the balance of the Lease Term to be immediately due and payable as liquidated damages (the “Accelerated Rent”). Upon termination of possession, Tenant shall be obligated to pay to Landlord (A) the Accelerated Rent Difference or the Accelerated Rent, whichever is applicable, (B) all loss or damage that Landlord may sustain by reason of Tenant’s Default

(“Default Damages”), which shall include, without limitation, expenses of preparing the Leased Premises for re-letting, demolition, repairs, tenant finish improvements, brokers’ commissions and attorneys’ fees, and (C) all unpaid Minimum Annual Rent and Additional Rent that accrued prior to the date of termination of possession, plus any interest and late fees due hereunder (the “Prior Obligations”).

(c) Landlord may terminate this Lease and declare the Accelerated Rent to be immediately due and payable, whereupon Tenant shall be obligated to pay to Landlord (i) the Accelerated Rent, (ii) all of Landlord’s Default Damages, and (iii) all Prior Obligations. It is expressly agreed and understood that all of Tenant’s liabilities and obligations set forth in this subsection (c) shall survive termination.

(d) Landlord and Tenant acknowledge and agree that the payment of the Accelerated Rent Difference or the Accelerated Rent as set above shall not be deemed a penalty, but merely shall constitute payment of liquidated damages, it being understood that actual damages to Landlord are extremely difficult, if not impossible, to ascertain. Neither the filing of a dispossessory proceeding nor an eviction of personalty in the Leased Premises shall be deemed to terminate the Lease.

(e) Landlord may sue for injunctive relief or to recover damages for any loss resulting from the Default.

Section 13.03. Landlord’s Default and Tenant’s Remedies. Landlord shall be in default if it fails to perform any term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Tenant to Landlord; provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is such that it cannot reasonably be performed within thirty (30) days, such default shall be deemed to have been cured if Landlord commences such performance within said thirty-day period and thereafter diligently undertakes to complete the same. Notwithstanding the foregoing, Landlord’s failure to pay the Improvement Allowance set forth in paragraph 5 of Exhibit B attached hereto on or prior to the fifteenth (15) day following the Commencement Date shall be an automatic default hereunder, without notice or right to cure. Upon the occurrence of any such default, Tenant may sue for injunctive relief or to recover damages for any loss directly resulting from the breach, but Tenant shall not be entitled to terminate this Lease or withhold, offset or abate any sums due hereunder.

Section 13.04. Limitation of Landlord’s Liability. If Landlord shall fail to perform any term, condition, covenant or obligation required to be performed by it under this Lease and if Tenant shall, as a consequence thereof, recover a money judgment against Landlord, Tenant agrees that it shall look solely to Landlord’s right, title and interest in and to the Building for the collection of such judgment; and Tenant further agrees that no other assets of Landlord shall be subject to levy, execution or other process for the satisfaction of Tenant’s judgment.

Section 13.05. Nonwaiver of Defaults. Neither party’s failure or delay in exercising any of its rights or remedies or other provisions of this Lease shall constitute a waiver thereof or affect its right thereafter to exercise or enforce such right or remedy or other provision. No waiver of any default shall be deemed to be a waiver of any other default. Landlord’s receipt of less than the full rent due shall not be construed to be other than a payment on account of rent then due, nor shall any statement on Tenant’s check or any letter accompanying Tenant’s check be deemed an accord and satisfaction. No act or omission by Landlord or its employees or agents during the Lease Term shall be deemed an acceptance of a surrender of the Leased Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

Section 13.06. Attorneys’ Fees. If either party defaults in the performance or observance of any of the terms, conditions, covenants or obligations contained in this Lease and the non-defaulting party obtains a judgment against the defaulting party, then the defaulting party agrees to reimburse the non-defaulting party for reasonable attorneys’ fees incurred in connection therewith. In addition, if a monetary Default shall occur and Landlord engages outside counsel to exercise its remedies hereunder, and then Tenant cures such monetary Default, Tenant shall pay to Landlord, on demand, all expenses incurred by Landlord as a result thereof, including reasonable attorneys’ fees, court costs and expenses actually incurred.

ARTICLE 14 – INTENTIONALLY DELETED

ARTICLE 15—TENANT’S RESPONSIBILITY REGARDING

ENVIRONMENTAL LAWS AND HAZARDOUS SUBSTANCES

Section 15.01. Environmental Definitions.

(a) “Environmental Laws” shall mean all present or future federal, state and municipal laws, ordinances, rules and regulations applicable to the environmental and ecological condition of the Leased Premises, and the rules and regulations of the Federal Environmental Protection Agency and any other federal, state or municipal agency or governmental board or entity having jurisdiction over the Leased Premises.

(b) “Hazardous Substances” shall mean those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances” “solid waste” or “infectious waste” under Environmental Laws and petroleum products.

Section 15.02. Restrictions on Tenant. Tenant shall not cause or permit the use, generation, release, manufacture, refining, production, processing, storage or disposal of any Hazardous Substances on, under or about the Leased Premises, or the transportation to or from the Leased Premises of any Hazardous Substances, except as necessary and appropriate for its Permitted Use in which case the use, storage or disposal of such Hazardous Substances shall be performed in compliance with the Environmental Laws.

Section 15.03. Notices, Affidavits, Etc. Tenant shall immediately (a) notify Landlord of (i) any violation by Tenant, its employees, agents, representatives, customers, invitees or contractors of any Environmental Laws on, under or about the Leased Premises, or (ii) the presence or suspected presence of any Hazardous Substances on, under or about the Leased Premises, and (b) deliver to Landlord any notice received by Tenant relating to (a)(i) and (a)(ii) above from any source. Tenant shall execute affidavits, representations and the like within five (5) days of Landlord’s request therefor concerning Tenant’s best knowledge and belief regarding the presence of any Hazardous Substances on, under or about the Leased Premises.

Section 15.04. Tenant’s Indemnification. Tenant shall indemnify Landlord and Landlord’s managing agent from any and all claims, losses, liabilities, costs, expenses and damages, including attorneys’ fees, costs of testing and remediation costs, incurred by Landlord in connection with any breach by Tenant of its obligations under this Article 15. The covenants and obligations under this Article 15 shall survive the expiration or earlier termination of this Lease.

Section 15.05. Existing Conditions. Notwithstanding anything contained in this Article 15 to the contrary, Tenant shall not have any liability to Landlord under this Article 15 resulting from any conditions existing, or events occurring, or any Hazardous Substances existing or generated, at, in, on, under or in connection with the Leased Premises prior to the Commencement Date of this Lease (each an “Existing Condition”). Existing Conditions shall include, but shall not be limited to, any Recognized Environmental Condition (REC) and de minimis Condition identified in the ASTM Standard E1527-05 Phase I Environmental Site Assessment of the Leased Premises, dated June 29, 2012, prepared by Mostardi Platt. Landlord shall indemnify, defend, and hold Tenant harmless from any and all claims (including claims by governmental entities and third parties), losses, liabilities, costs, expenses and damages, including attorneys’ fees, costs of testing and remediation costs, incurred by Tenant in connection with any Existing Condition, except to the extent that such Existing Condition has been exacerbated by Tenant or its agents, employees or contractors. The Landlord further covenants and agrees that:

(a) prior to giving possession of the Initial Leased Premises to Tenant, Landlord shall clean the floors in the chemical storage room in the northeast corner of the building; and prior to giving possession of the Additional Leased Premises to Tenant, Landlord shall (i) clean the floors in the former paint storage room on the first floor and in the roll coating finishing area on the first floor, and (ii) remove the oil and clean the floors in the former boiler room and under the south side of the former coating line; and

(b) Within twelve (12) months following the Commencement Date, Landlord shall enroll the Building in the Site Remediation Program administered by the Illinois Environmental Protection Agency (“IEPA”) pursuant to Section 58.1(a)(2) of the Illinois Environmental Protection Act (415 ILCS 5/58.1(1)(2)) and regulations promulgated thereunder; and Landlord shall, at no cost to Tenant, undertake such investigation and remediation as may be required by the IEPA to obtain a focused No Further Remediation (“NFR”) letter from IEPA (for the benefit of Landlord and Tenant) for mineral oil releases into soil and groundwater at, in, on, or under the Building. Such NFR letter may be for commercial/industrial uses and may include institutional controls and engineered barriers, provided that Landlord shall be responsible for the cost of installing and maintaining any such engineered barriers.

The covenants and obligations under this Section 15.05 shall survive the expiration or earlier termination of this Lease.

ARTICLE 16—MISCELLANEOUS

Section 16.01. Benefit of Landlord and Tenant. This Lease shall inure to the benefit of and be binding upon Landlord and Tenant and their respective successors and assigns.

Section 16.02. Governing Law. This Lease shall be governed in accordance with the laws of the State of Illinois.

Section 16.03. Force Majeure. Landlord and Tenant (except with respect to the payment of any monetary obligation) shall be excused for the period of any delay in the performance of any obligation hereunder when such delay is occasioned by causes beyond its control, including but not limited to work stoppages, boycotts, slowdowns or strikes; shortages of materials, equipment, labor or energy; unusual weather conditions; or acts or omissions of governmental or political bodies.

Section 16.04. Examination of Lease. Submission of this instrument by Landlord to Tenant for examination or signature does not constitute an offer by Landlord to lease the Leased Premises. This Lease shall become effective, if at all, only upon the execution by and delivery to both Landlord and Tenant. Execution and delivery of this Lease by Tenant to Landlord constitutes an offer to lease the Leased Premises on the terms contained herein.

Section 16.05. Indemnification for Leasing Commissions. The parties hereby represent and warrant that the only real estate brokers involved in the negotiation and execution of this Lease are the Brokers and that no other party is entitled, as a result of the actions of the respective party, to a commission or other fee resulting from the execution of this Lease. Each party shall indemnify the other from any and all liability for the breach of this representation and warranty on its part and shall pay any compensation to any other broker or person who may be entitled thereto. Landlord shall pay any commissions due Brokers based on this Lease pursuant to separate agreements between Landlord and Brokers and Landlord shall indemnify Tenant from any claims for commissions by the Brokers.

Section 16.06. Notices. Any notice required or permitted to be given under this Lease or by law shall be deemed to have been given if it is written and delivered in person or by overnight courier or mailed by certified mail, postage prepaid, to the party who is to receive such notice at the address specified in Section 1.01(m). If sent by overnight courier, the notice shall be deemed to have been given one (1) day after sending. If mailed by certified mail, return receipt requested, the notice shall be deemed to have been given on the date that is three (3) business days following mailing. Either party may change its address by giving written notice thereof to the other party.

Section 16.07. Partial Invalidity; Complete Agreement. If any provision of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect. This Lease represents the entire agreement between Landlord and Tenant covering everything agreed upon or understood in this transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties. No change or addition shall be made to this Lease except by a written agreement executed by Landlord and Tenant.

Section 16.08. Financial Statements. During the Lease Term and any extensions thereof, Tenant shall provide to Landlord (i) on an annual basis, within ninety (90) days following the end of Tenant’s fiscal year, a copy of Tenant’s and Guarantor’s audited and certified financial statements (which may be consolidated) prepared as of the end of Tenant’s fiscal year, and (ii) within ten (10) days following a written request by Landlord, Tenant’s and Guarantor’s most recent certified financial statements (which may be consolidated). All financial statements provided by Tenant to Landlord hereunder shall be prepared in conformity with generally accepted accounting principles, consistently applied and shall be considered confidential information and shall be appropriately held as confidential by Landlord.

If disclosure of Tenant’s or Guarantor’s financial statements provided to Landlord hereunder by is reasonably necessary in connection with Landlord’s financing, refinancing or sale of the Building, then Landlord shall have the right to provide such financial statements to such lender or prospective purchaser on a confidential, need-to-know basis, provided that the intended recipient of such financial statements enters into a non-disclosure / confidentiality agreement with Tenant and/or Guarantor in form reasonably acceptable to Tenant and/or Guarantor. Tenant hereby covenants and agrees to execute or cause to be executed any such non-disclosure / confidentiality agreement within three (3) days of written request therefor.

Section 16.09. Representations and Warranties.

(a) Tenant hereby represents and warrants that (i) Tenant is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the State under which it was organized; (ii) Tenant is authorized to do business in the State where the Building is located; and (iii) the individual(s) executing and delivering this Lease on behalf of Tenant has been properly authorized to do so, and such execution and delivery shall bind Tenant to its terms.

(b) Landlord hereby represents and warrants that (i) Landlord is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the State under which it was organized; (ii) Landlord is authorized to do business in the State where the Building is located; (iii) the individual(s) executing and delivering this Lease on behalf of Landlord has been properly authorized to do so, and such execution and delivery shall bind Landlord to its terms; and (iv) to Landlord’s knowledge, the Building and Leased Premises shall be in compliance with all applicable laws, code and ordinances (including but not limited to the ADA) on the Commencement Date.

(c) Landlord hereby represents and warrants that all cranes located within the Leased Premises as of the Commencement Date shall be in good and working condition, pursuant to that that certain report prepared by KoneCranes dated as of June 19, 2012, Service Inspection ID 120606-0191, within sixty (60) days of the Commencement Date.

Section 16.10. Signage. Tenant may, at its own expense, erect a sign concerning the business of Tenant that shall be in keeping with the decor and other signs on the Building. All signage (including the signage described in the preceding sentence) in or about the Leased Premises shall be first approved by Landlord, which approval shall not be unreasonably withheld or delayed, and shall be in compliance with any codes and recorded restrictions applicable to the sign or the Building. The location, size and style of all signs shall be approved by Landlord, which approval shall not be unreasonably withheld or delayed. Tenant agrees to maintain any sign in good state of repair, and upon expiration of the Lease Term, Tenant agrees to promptly remove such signs and repair any damage to the Leased Premises.

Section 16.11. Consent. Where the consent of a party is required, such consent will not be unreasonably withheld or delayed.

Section 16.12. Time. Time is of the essence of each term and provision of this Lease.

Section 16.13. Guaranty. In consideration of Landlord’s leasing the Leased Premises to Tenant, Tenant shall provide or cause to be provided to Landlord a Guaranty of Lease in the form attached hereto as Exhibit F, executed by Guarantor.

Section 16.14. Consent to Jurisdiction. Tenant irrevocably submits to the nonexclusive jurisdiction of any United States federal court or Illinois state court sitting in the state of Illinois in any action or proceeding arising out of or relating to this Lease and Tenant irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or later have as to the venue of any such suit, action or proceeding brought in such a court or that such a court is an inconvenient forum.

Section 16.15. Waiver of Jury Trial. Landlord and Tenant each hereby expressly, irrevocably, fully and forever release, waive and relinquish any and all right to trial by jury.

Section 16.16. Execution in Counterpart. This Lease may be executed in multiple counterparts, each of which shall be deemed an original, but together shall constitute one agreement. This Lease may be executed and delivered via facsimile with the same force and effect as if an original of this Amendment were executed and delivered

[SIGNATURES CONTAINED ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

LANDLORD:

MATERIAL SCIENCES CORPORATION, A Delaware corporation

By:	/s/ JAMES D. PAWLAK
Name:	James D. Pawlak
Title:	Vice President, Chief Financial Officer

TENANT:

MAIN STEEL POLISHING COMPANY, INC., a New Jersey corporation

By:	/s/ CRAIG T. BOUCHARD
Name:	Craig T. Bouchard
Title:	Chief Executive Officer

EXHIBIT A-1

SITE PLAN OF INITIAL LEASED PREMISES

[TO BE ADDED]

Exhibit “A-1”

EXHIBIT A-2

SITE PLAN OF ADDITIONAL LEASED PREMISES

[TO BE ADDED]

Exhibit “A”

EXHIBIT B

TENANT IMPROVEMENTS

1. Condition of Leased Premises. Except as otherwise provided in the Lease, Tenant has personally inspected the Leased Premises and accepts the same “AS IS” without representation or warranty by Landlord of any kind. Tenant shall be responsible for constructing interior improvements and installing Tenant’s equipment and other trade fixtures within the Leased Premises (the “Tenant Improvements”). Tenant’s proposed architect/engineer, construction contractor, and mechanical, electric and plumbing subcontractors are subject to Landlord’s prior approval, which approval shall not be unreasonably withheld or delayed. At Landlord’s request, Tenant shall coordinate a meeting among Landlord, Tenant and Tenant’s contractor to discuss the Building systems and other matters related to the construction of the Tenant Improvements.

2. Preparation of CD’s. On or before the thirtieth (30th) day following the date hereof, Tenant shall, at Tenant’s sole cost and expense, prepare and submit to Landlord a set of permittable construction drawings (the “CD’s”), covering all work to be performed by Tenant in constructing the Tenant Improvements. Tenant shall have no right to request any Tenant Improvements that would materially alter the exterior appearance or basic nature of the Building or the Building systems. Landlord shall have fifteen (15) days after receipt of the CD’s in which to review the CD’s and in which to give Tenant written notice of its approval of the CD’s or its requested changes to the CD’s. If Landlord requests any changes to the CD’s, Tenant shall make such changes and shall, within fifteen (15) days of its receipt of Landlord’s requested changes (if any), submit the revised portion of the CD’s to Landlord. Landlord shall have fifteen (15) days after receipt of the revised CD’s in which to review said revised CD’s and in which to give to Tenant written notice of its approval of the revised CD’s or its requested changes thereto. This process shall continue until such time, if at all, that Landlord approves the CD’s in accordance with this paragraph. Tenant shall at all times in its preparation of the CD’s, and of any revisions thereto, act reasonably and in good faith. Landlord shall at all times in its review of the CD’s, and any revisions thereto, act reasonably and in good faith.

3. Construction of Tenant Improvements. Prior to commencing the construction of the Tenant Improvements, Tenant shall deliver to Landlord (a) evidence of insurance (whether carried by Tenant or its contractor) reasonably satisfactory to Landlord, which insurance shall be maintained throughout the construction of the Tenant Improvements, and (b) a project schedule in detail reasonably satisfactory to Landlord. Throughout the construction of the Tenant Improvements, Tenant shall notify Landlord promptly of any material deviations from such project schedule. Tenant or its contractor shall construct the Tenant Improvements in a good, first-class and workmanlike manner and in accordance with all applicable governmental regulations. Landlord shall have the right, from time to time throughout the construction process, to enter upon the Leased Premises to perform periodic inspections of the Tenant Improvements. Tenant agrees to respond to and address promptly any reasonable concerns raised by Landlord during or as a result of such inspections.

4. Punchlist. Upon substantial completion of the Tenant Improvements, a representative of Landlord and a representative of Tenant together shall inspect the Leased Premises and generate a punchlist of defective or uncompleted items relating to the completion of construction of the Tenant Improvements. Tenant shall, within a reasonable time after such punchlist is prepared and agreed upon by Landlord and Tenant, complete such incomplete work and remedy such defective work as are set forth on the punchlist.

Exhibit “B”

5. Improvement Allowance. Within fifteen (15) days following the Commencement Date, Landlord shall pay to Tenant $450,000.00 (the “Improvement Allowance”).

Exhibit “B”

EXHIBIT C

RENEWAL OPTIONS

RENEWAL OPTION

Tenant is hereby granted two (2) five (5) year options to renew the Lease (each a “Renewal Option”). If the Tenant desires to exercise a Renewal Option, it shall so notify the Landlord, in writing, not later than the date which is twelve (12) months prior to the then current expiration date of the Term. Such notice shall only be effective if delivered at a time when the Tenant is not in Default under the Lease. Within thirty (30) days following its receipt of Tenant’s notice of its desire to exercise a Renewal Option, given at the time and in the manner provided above, Landlord shall prepare and transmit to Tenant an appropriate amendment to this Lease extending the Term for five (5) years (each, a “Renewal Term”) and specifying (i) Landlord’s estimate of the Minimum Annual Rent for the Premises during the Renewal Term, which will be consistent with the base rental rate then being offered to and accepted by other tenants of comparable size and location expanding or renewing leases in the same geographic region as the Building, as reasonably determined by Landlord and evidenced by recent transactions which shall be disclosed to Tenant (the “Market Rent”), and (ii) that all other terms and conditions during the Renewal Term are the same as those during the Term, except for any tenant improvement allowances, termination rights, expansion rights, and renewal rights. If Tenant disagrees with Landlord’s estimation of the Market Rent, it must so notify Landlord in writing within twenty (20) days of Tenant’s receipt thereof and specify Tenant’s estimation of the Market Rent. If the parties are unable to agree on the Market Rent for the Renewal Term within twenty (20) days following Landlord’s receipt of Tenant’s estimation of Market Rent, Tenant may elect in writing to (x) promptly enter into binding arbitration in accordance with the provisions of Section 2 of this Exhibit D or (y) revoke its election to exercise the Renewal Option, in which case Tenant shall have no further rights under this Exhibit D (and Tenant’s exercise of the Renewal Option shall be of no force in effect) and Landlord may lease the Leased Premises to a third party free of the provisions of this Exhibit D. In the event that Tenant does not revoke its exercise of the Renewal Option and shall fail for any reason to execute and deliver the lease amendment within twenty (20) days of the determination of Market Rent (whether by agreement of the parties or by arbitration as provided below), or if Tenant shall be in Default under the Lease at the commencement date of the Renewal Term, then in either such event, at Landlord’s option, Tenant’s purported exercise of its Renewal Option shall be of no force or effect and the Renewal Option shall become null and void. The Renewal Option is personal to the Tenant first named in this Lease and shall not inure to the benefit of any assignee or subtenant.

ARBITRATION

In the event of the failure of the parties to agree as to the Market Rent such matter shall be submitted to arbitration as hereinafter provided. Landlord and Tenant shall each, within ten (10) days of Tenant’s election to enter into binding arbitration, appoint a fit and impartial person as arbitrator who shall have had at least ten (10) years’ experience in the commercial real estate

Exhibit “C”

industry in the geographic area of the Building. Such an appointment shall be signified in writing by each party to the other. The arbitrators so appointed shall appoint a third arbitrator having at least ten (10) years experience in the commercial real estate industry in the geographic area of the Building within ten (10) days after the appointment of the second arbitrator. In the case of the failure of such arbitrators (or the arbitrators appointed as hereinafter provided) to agree upon a third arbitrator, such third arbitrator shall be appointed by the American Arbitration Association, or its successor, from its qualified panel of arbitrators, and shall be a person having at least ten (10) years’ experience in the commercial real estate industry in the geographic area of the Building. In the case either party shall fail to appoint an arbitrator within a period of ten (10) days after written notice from the other party to make such appointment, then the American Arbitration Association shall appoint a second arbitrator having at least ten (10) years’ experience in the commercial real estate industry in the geographic area of the Building. In determining Market Rent the arbitrators shall take into account all free rent periods, improvement allowances and other concessions.

The third arbitrator shall proceed with all reasonable dispatch to determine the question submitted; provided, however, that in determining the Market Rent in any situation, such arbitrator shall select either Landlord’s estimate or Tenant’s estimate of the Market Rent and in no event shall the arbitrator have the right (i) to average the Market Rent estimates submitted by Landlord or Tenant or (ii) to choose another number. The parties shall have the right to submit to the third party arbitrator the testimony of expert and other witnesses as well as written materials to support their position. The decision of the arbitrator shall in any event be rendered within thirty (30) days after his/her appointment, or within such other period as the parties shall agree, and such decision shall be in writing and in duplicate, one counterpart thereof to be delivered to each of the parties and shall state the reason for such decision. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association (or its successor) and applicable Illinois law, and the decision of the third arbitrator shall be binding, final and conclusive on the parties. The fees of the arbitrators and the expenses incident to the proceedings, and the fees of the respective counsel engaged by the parties, and the fees of expert witnesses and other witnesses called for by the parties shall be paid by the losing party.

Exhibit “C”

EXHIBIT D

LANDLORD’S SHARE OF UTILITIES

(attached)

Exhibit “D”

EXHIBIT E

RULES AND REGULATIONS

1. The sidewalks, entrances, driveways and roadways serving and adjacent to the Leased Premises shall not be obstructed or used for any purpose other than ingress and egress. Landlord shall control the Common Areas.

2. No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Leased Premises other than Landlord standard window coverings without Landlord’s prior written approval. All electric ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent, of a quality, type, design and tube color approved by Landlord. Neither the interior nor the exterior of any windows shall be coated or otherwise sunscreened without written consent of Landlord.

3. No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by any tenant on, about or from any part of the Leased Premises, the Building or in the Common Areas including the parking area without the prior written consent of Landlord. In the event of the violation of the foregoing by any tenant, Landlord may remove or stop same without any liability, and may charge the expense incurred in such removal or stopping to tenant.

4. The sinks and toilets and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose subtenants, assignees or any of their servants, employees, agents, visitors or licensees shall have caused the same.

5. No boring, cutting or stringing of wires or laying of any floor coverings shall be permitted, except with the prior written consent of the Landlord and as the Landlord may direct. Landlord shall direct electricians as to where and how telephone or data cabling are to be introduced. The location of telephones, call boxes and other office equipment affixed to the Leased Premises shall be subject to the approval of Landlord. Tenant shall not have access to the roof without prior written notice to Landlord.

6. No bicycles, vehicles, birds or animals of any kind (except seeing eye dogs) shall be brought into or kept in or about the Leased Premises, and no cooking shall be done or permitted by any tenant on the Leased Premises, except microwave cooking, and the preparation of coffee, tea, hot chocolate and similar items for tenants and their employees. No tenant shall cause or permit any unusual or objectionable odors to be produced in or permeate from the Leased Premises.

7. The Leased Premises shall not be used for manufacturing, unless such use conforms to the zoning applicable to the area. No tenant shall occupy or permit any portion of the Leased Premises to be occupied as an office for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or a dance, exercise or music studio, or any type of school or daycare or copy, photographic or print shop or an employment bureau without the express written consent of Landlord. The Leased Premises shall not be used for lodging or sleeping or for any immoral or illegal purpose.

8. No tenant shall make, or permit to be made any unseemly, excessive or disturbing noises or disturb or interfere with occupants of this or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, phonograph, unusual noise, or in any other way. No tenant shall throw anything out of doors, windows or down the passageways.

Exhibit “E”

9. No tenant, subtenant or assignee nor any of its servants, employees, agents, visitors or licensees, shall at any time bring or keep upon the Leased Premises any flammable, combustible or explosive fluid, chemical or substance or firearm.

10. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant, nor shall any changes be made to existing locks or the mechanism thereof. Each tenant must upon the termination of his tenancy, restore to the Landlord all keys of doors, offices, and toilet rooms, either furnished to, or otherwise procured by, such tenant and in the event of the loss of keys so furnished, such tenant shall pay to the Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.

11. No tenant shall overload the floors of the Leased Premises. All damage to the floor, structure or foundation of the Building due to improper positioning or storage items or materials shall be repaired by Landlord at the sole cost and expense of tenant, who shall reimburse Landlord immediately therefor upon demand.

12. Each tenant shall be responsible for all persons entering the Building at tenant’s invitation, express or implied. Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of an invasion, mob riot, public excitement or other circumstances rendering such action advisable in Landlord’s opinion, Landlord reserves the right without any abatement of rent to require all persons to vacate the Building and to prevent access to the Building during the continuance of the same for the safety of the tenants and the protection of the Building and the property in the Building.

13. Canvassing, soliciting and peddling in the Building are prohibited, and each tenant shall report and otherwise cooperate to prevent the same.

14. All equipment of any electrical or mechanical nature shall be placed by tenant in the Leased Premises in settings that will, to the maximum extent possible, absorb or prevent any vibration, noise and annoyance.

15. There shall not be used in any space, either by any tenant or others, any hand trucks except those equipped with rubber tires and rubber side guards.

16. The Building is a smoke-free Building. Smoking is strictly prohibited within the Building. Smoking shall only be allowed in areas designated as a smoking area by Landlord.

17. Tenants will insure that all doors are securely locked, and water faucets, electric lights and electric machinery are turned off before leaving the Building.

18 Tenant, its employees, customers, invitees and guests shall, when using the parking facilities in and around the Building, observe and obey all signs regarding fire lanes and no-parking and driving speed zones and designated handicapped and visitor spaces, and when parking always park between the designated lines. Landlord reserves the right to tow away, at the expense of the owner, any vehicle which is improperly parked or parked in a no-parking zone or in a designated handicapped area, and any vehicle which is left in any parking lot in violation of the foregoing regulation. All vehicles shall be parked at the sole risk of the owner, and Landlord assumes no responsibility for any damage to or loss of vehicles.

Exhibit “E”

19. No outside storage is permitted including without limitation the storage of trucks and other vehicles (except that trucks may be stored at loading docks that are a part of the Leased Premises and in other portions of the Common Areas as designated by Landlord from time to time).

20. No tenant shall be allowed to conduct an auction from the Leased Premises without the prior written consent of Landlord.

It is Landlord’s desire to maintain in the Building and Common Areas the highest standard of dignity and good taste consistent with comfort and convenience for tenants. Any action or condition not meeting this high standard should be reported directly to Landlord. The Landlord reserves the right to make such other and further rules and regulations as in its judgment may from time to time be necessary for the safety, care and cleanliness of the Building and Common Areas, and for the preservation of good order therein.

Exhibit “E”

EXHIBIT F

GUARANTY

THIS GUARANTY (this “Guaranty”), dated as of July 23, 2012 is made by SHALE INLAND HOLDINGS, LLC, a Delaware limited liability company (“Guarantor”), for the benefit of MATERIAL SCIENCES CORPORATION, a Delaware corporation (the “Beneficiary”).

PRELIMINARY STATEMENTS

WHEREAS, The Beneficiary, as “Landlord,” and MAIN STEEL POLISHING COMPANY, INC., a New Jersey corporation, as “Tenant,” are parties to that certain Lease of even date herewith for certain space in the building commonly known as 2200 East Pratt Boulevard, Elk Grove Village, Illinois (the “Lease”); and

WHEREAS, pursuant to the Lease Guarantor is required to execute and deliver this Guaranty for the benefit of Beneficiary; and

WHEREAS, the Tenant is a subsidiary of Guarantor, and Guarantor has determined that executing this Guaranty is in its interest and to its financial benefit;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby agrees as follows:

1. GUARANTY: Guarantor, as primary obligor and not merely as surety, absolutely and unconditionally guarantees to the Beneficiary, and promises the full, complete and punctual observance, performance, payment and satisfaction of all obligations, duties, covenants and agreements of the Tenant under the Lease. The foregoing guaranteed obligations are hereinafter referred to collectively as the “Obligations”. Guarantor further agrees to pay all costs and expenses including, without limitation, all court costs and reasonable attorneys’ fees and expenses paid or incurred by the Beneficiary in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against Guarantor.

2. NATURE OF GUARANTY: This Guaranty is a guaranty of payment and performance, and not of collection.

3. DISCHARGE OR DIMINISHMENT OF GUARANTY:

(a) Except as otherwise provided herein and to the extent provided herein, the obligations of Guarantor hereunder are unconditional and absolute and not subject to termination for any reason, including the assignment of the lease by Tenant, other than the satisfaction of the Obligations.

(b) Upon the assignment of the Lease by Tenant to a Qualified Assignee pursuant to Article 11 of the Lease, this Guaranty shall be terminated.

4. DEFENSES WAIVED: Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein. The Beneficiary may compromise or adjust any part of the Obligations, make any other accommodation with the Tenant, or exercise any other right or remedy available to it against the Tenant, without affecting or impairing in any way the liability of Guarantor under this Guaranty except to the extent the Obligations has been performed.

Exhibit “F”

5. REINSTATEMENT; STAY OF ACCELERATION: If at any time any payment of any portion of the Obligations is rescinded or is otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of the Tenant, or otherwise, Guarantor’s obligations under this Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Beneficiary is in possession of this Guaranty. If acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Tenant, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Obligations shall nonetheless be payable by Guarantor forthwith on demand by the Beneficiary.

6. INFORMATION: Guarantor assumes all responsibility for being and keeping itself informed of the Tenant’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment or nonperformance of the Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guaranty, and agrees that the Beneficiary does not have any duty to advise Guarantor of information known to it regarding those circumstances or risks.

7. SEVERABILITY: The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by Guarantor or the Beneficiary, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding. This Section with respect to the maximum liability of Guarantor is intended solely to preserve the rights of the Beneficiary, to the maximum extent not subject to avoidance under applicable law, and neither Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such maximum liability, except to the extent necessary so that the obligations of Guarantor hereunder shall not be rendered voidable under applicable law.

8. REPRESENTATIONS BY GUARANTOR: Guarantor represents and warrants to the Beneficiary that this Guaranty is a valid and binding agreement, enforceable according to its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

9. NOTICES: All notices, requests and other communications to the parties under this Guaranty must be in writing and must be given to the Beneficiary and Guarantor in the manner, and at the address for the Landlord (in the case of the Beneficiary) and the Tenant (in the case of Guarantor), set forth in the Lease or as otherwise specified in a notice by one party to the other.

10. MISCELLANEOUS: No provision of this Guaranty may be amended, supplemented or modified, or any of its terms and provisions waived, except by a written instrument executed by the Beneficiary and Guarantor. No failure on the part of the Beneficiary to exercise, and no delay in exercising, any right under this Guaranty waives that right; nor does any single or partial exercise of any right under this Guaranty preclude any other or further exercise of that or any other right. The remedies provided in this Guaranty are cumulative and not exclusive of any remedies provided by law. This Guaranty binds Guarantor and benefits the Beneficiary. The use of headings does not limit the provisions of this Guaranty.

Exhibit “F”

11. GOVERNING LAW: This Guaranty shall be construed in accordance with the internal laws (and not the law of conflicts) of the State of Illinois.

12. CONSENT TO JURISDICTION: Guarantor irrevocably submits to the nonexclusive jurisdiction of any United States federal court or Illinois state court sitting in the state of Illinois in any action or proceeding arising out of or relating to this Guaranty and Guarantor irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or later have as to the venue of any such suit, action or proceeding brought in such a court or that such a court is an inconvenient forum. This provision does not limit the right of the Beneficiary to bring proceedings against Guarantor in the courts of any other jurisdiction.

13. ASSIGNMENT: This Guaranty shall be binding upon and shall insure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.

14. WAIVER OF JURY TRIAL: Guarantor and Beneficiary each hereby expressly, irrevocably, fully and forever release, waive and relinquish any and all right to trial by jury.

[Signature page follows]

Exhibit “F”

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the date first above written.

SHALE INLAND HOLDINGS, LLC a Delaware limited liability company

By:
Name:
Title:

Exhibit “F”

EXHIBIT G

PARKING LOTS

(ATTACHED)

Exhibit “G”

SCHEDULE 1

PERSONAL PROPERTY / TRADE FIXTURES

Slitter 1200 amp Electrical Feed

Entire electrical feed beginning at the disconnect switch at #5 substation near the NE corner of the Building, through a 36” x 36” junction box, through the wire tray and conduits until old slitter area and finally to a 1200 amp panel.

Embosser Recoiler 350 amp Electrical Feed

Embosser 350 amp Electrical Feed

Line 19 600 amp Electrical Feed

Electrical feed beginning at the disconnect switch at #4 substation directly east of the Tension Leveler on the Process Line, including all wiring, the empty junction box at the substation, all conduit, all wire tray, and all electcal boxes, etc at the embosser unit, but not including the breaker nor the panel.

Electrical feed beginning at the disconnect switch at #3 substation and including all wiring, the empty junction box at the substation, all conduit, all wire tray, and all electrical boxes, etc at the embosser unit, but not including the breaker or the panel.

400 amp Feed

The 400 amp panel coming from substation #2 in the oven area, including the panel, breakers in the panel (50A, 60A, 80A, 20A-2, 30A-2), conduit, and wiring, but not including the secondary breaker panel on substation #2.

Paint Room Racking

The paint room racking and all fire lines protecting the racking.

Slitter/Embosser/Maintenance Shop/Roll Grind Shop air and conduit Piping

All air lines/conduit piping.

Coils Cars and Turnstiles

One coil car and 4 turnstiles, including approximately 30’ of trench hose and power tracking and any available hydraulic units and control stations.

Additional Items:

The ILine electrical panel on #3 substation.

The ILine electrical panel on #2 substation near the oven area.

Schedule “1”